Exhibit 3.1

ARTICLES OF AMENDMENT

TO

THE AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

SINGULARITY FUTURE TECHNOLOGY LTD.

The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, states as follows:

1.	The name of the corporation is Singularity Future Technology Ltd. (the “Corporation”).

2.	The Corporation’s Amended and Restated Articles of Incorporation (“Articles of Incorporation”) are amended as follows:

2a. The first sentence of Section 1 of Article III of the Articles of Incorporation is hereby amended and restated in its entirety as follows:

“The number of shares of common stock which the Corporation shall have authority to issue shall be 50,000,000,000 shares, without par value per share.”

2b. The following is hereby added to the end of the last paragraph of Section 1 of Article III:

“As of 12:01 a.m., Eastern Time, on July 27, 2026 (the “Effective Time”), a reverse stock split (“Reverse Stock Split”) will occur, as a result of which each fourteen (14) shares of issued and outstanding Common Stock of the Corporation (“Old Common Stock”) shall automatically, without further action on the part of the Corporation or any holder of such Common Stock, be reconstituted, combined and converted into one (1) share of the Corporation’s Common Stock (“New Common Stock”). The Corporation will not issue fractional shares. The number of shares to be issued to each holder will be rounded up to the nearest whole number if, as a result of the Reverse Stock Split, the number of shares owned by any holder would not be a whole number. From and after the Effective Time, certificates representing Old Common Stock shall confer no right upon the holders thereof other than the right to exchange them for certificates representing New Common Stock pursuant to the provisions hereof.”

The remainder of Article III is not changed by this amendment.

3.	The foregoing amendment was adopted on July 7, 2026.

4.	This amendment has been approved and recommended by unanimous consent of the Board of Directors of the Corporation.

5.	The amendment was proposed by the Board of Directors and submitted to the holders of the Corporation’s voting Common Stock, the only class of voting capital stock outstanding, in accordance with the provisions of Title 13.1, Chapter 9 of the Code of Virginia, and:

(a)	The number of shares outstanding on the record date, the number of votes entitled to be cast on the proposed amendment and the number of votes cast for and against the amendment were as follows:

Number of shares outstanding:	7,293,492
Number of votes entitled to be cast:	3,260,630.40
Number of votes for:	3,083,600.40
Number of votes against:	173,511.70

(b)	The total number of votes cast for the amendment was sufficient for approval of the amendment.

6.	The Articles of Amendment to be issued as a result of the filing of these Articles of Amendment shall become effective as of 12:01 a.m., Eastern Time, on July 27, 2026, in accordance with Section 13.1-606 of the Virginia Stock Corporation Act.

[Signature follows on next page]

IN WITNESS WHEREOF, Singularity Future Technology Ltd. has caused these Articles of Amendment to the Amended and Restated Articles of Incorporation to be signed by a duly authorized officer of the Corporation.

SINGULARITY FUTURE TECHNOLOGY LTD.
a Virginia corporation

Date: July 22, 2026	By:	/s/ Jia Yang
	Name:	Jia Yang
	Title:	Chief Executive Officer

Corporation’s SCC ID: 06834410